Exhibit 99.1

OPAL FUELS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except per unit data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes $23,864 and $1,991 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	$97,091	$39,314
Accounts receivable, net (includes $100 and $40 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	24,781	25,391
Fuel tax credits receivable	1,136	2,393
Contract assets	15,589	8,484
Parts inventory	8,398	5,143
Note receivable	9,518	—
Environmental credits held for sale	646	386
Prepaid expense and other current assets (includes $496 and $113 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	5,810	5,482
Derivative financial asset, current portion	—	382
Total current assets	162,969	86,975
Capital spares	3,066	3,025
Property, plant, and equipment, net (includes $36,653 and $27,794 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	229,411	169,770
Investment in other entities	47,113	47,150
Note receivable	—	9,200
Note receivable - variable fee component	1,792	1,656
Deferred financing costs	7,143	2,370
Other long-term assets	489	489
Intangible assets, net	2,463	2,861
Restricted cash (includes $1,164 and $1,163 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	3,188	2,740
Goodwill	54,608	54,608
Total assets	$512,242	$380,844
Liabilities and Equity
Current liabilities:
Accounts payable (includes $217 and $544 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	7,676	12,581
Accounts payable, related party (includes $939 and $— at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	1,141	166
Fuel tax credits payable	683	1,978
Accrued payroll	4,410	7,652
Accrued capital expenses (includes $— and $1,722 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	18,263	5,517
Accrued expenses and other current liabilities (includes $184 and $— at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	12,803	7,220
Contract liabilities	7,159	9,785
Senior secured credit facility - term loan, current portion, net of debt issuance costs	72,396	73,145
Senior secured credit facility - working capital facility, current portion	7,500	7,500
OPAL term loan, current portion	19,332	13,425
Sunoma loan, current portion (includes $1,418 and $756 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	1,418	756
Municipality loan	174	194
Derivative financial liability, current portion	592	992
Other current liabilities	625	374
Asset retirement obligation, current portion	1,586	831
Total current liabilities	155,758	142,116
Asset retirement obligation, non-current portion	4,301	4,907
OPAL term loan	62,013	59,090
Convertible note payable	60,820	58,710
Sunoma loan, net of debt issuance costs (includes $17,469 and $16,199 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	17,469	16,199
Municipality loan	—	84
Other long-term liabilities	4,962	4,781
Total liabilities	305,323	285,887
Commitments and contingencies
Redeemable preferred units:
Series A-1 preferred units, subject to redemption, $100 par value, 600,000 authorized, and 300,000 units issued and outstanding at June 30, 2022 and December 31, 2021	31,417	30,210
Series A preferred units, subject to redemption, $100 par value, 2,000,000 units authorized, and 1,000,000 and 0 units issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	101,228	—
Members’ equity
Common units, without par value, 1,000 units authorized, and 1,000 units issued and outstanding at June 30, 2022 and December 31, 2021	47,681	47,592
Retained earnings	8,955	15,967
Total OPAL Fuels LLC members’ equity	56,636	63,559
Non-controlling interest in subsidiaries	17,638	1,188
Total members’ equity	74,274	64,747
Total liabilities, redeemable preferred units and members’ equity	$512,242	$380,844

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per unit data)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Revenues:
RNG fuel	$50,815	$19,174
Renewable power	19,152	21,437
Fuel station services	32,297	17,173
Total revenues	102,264	57,784
Operating expenses:
Cost of sales - RNG fuel	30,884	11,080
Cost of sales - Renewable power	15,948	17,888
Cost of sales - Fuel station services	28,757	14,317
Selling, general, and administrative	18,810	11,185
Depreciation, amortization, and accretion	6,558	4,059
Total expenses	100,957	58,529
Operating income (loss)	1,307	(745)
Other (expense) income:
Interest and financing expense, net	(6,408)	(3,305)
Realized and unrealized gain on interest rate swaps, net	328	17
Gain on acquisition of equity method investment	—	19,818
(Loss) income from equity method investments	(36)	2,392
Net (loss) income	(4,809)	18,177
Paid-in-kind preferred dividends	2,435	—
Net loss attributable to non-controlling interests	(499)	(198)
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375
Weighted average units outstanding:
Basic	1,000	986
Diluted	1,000	986
Per unit amounts:
Basic	$(6,745)	$18,636
Diluted	$(6,745)	$18,636

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY

(In thousands of U.S. dollars, except per unit data)

(Unaudited)

	Series A Preferred Units		Series A-1 Preferred Units		Common Units			Total	Non-
	Number of Units	Amount	Number of Units	Amount	Number of Units	Members’ Equity	Retained Earnings	Members’ Equity	Controlling Interest	Total Equity
Balance, December 31, 2021	—	$—	300,000	$30,210	1,000	$47,592	$15,967	$63,559	$1,188	$64,747
Net loss	—	—	—	—	—	—	(4,310)	(4,310)	(499)	(4,809)
Initial non-controlling interests (1)	—	—	—	—	—	(48)	—	(48)	16,949	16,901
Amortization on payment to acquire non-controlling interest	—	—	—	—	—	(183)	—	(183)	—	(183)
Series A redeemable preferred units, net of issuance costs (2)	1,000,000	100,000	—	—	—	—	(267)	(267)	—	(267)
Stock-based compensation	—	—	—	—	—	320	—	320	—	320
Paid-in-kind preferred dividends		1,228	—	1,207	—	—	(2,435)	(2,435)	—	(2,435)
Balance, June 30, 2022	1,000,000	$101,228	300,000	$31,417	1,000	$47,681	$8,955	$56,636	$17,638	$74,274

(1)	Represents partner’s contribution towards a newly formed joint venture Emerald RNG LLC. See Note.12 Variable Interest Entities for additional information.

(2)	The Company issued 1,000,000 redeemable preferred units to NextEra Energy(“NextEra”) for aggregate proceeds of $100,000. The issuance costs of $267 were reduced from retained earnings. Please see Note.13 Redeemable preferred units for additional information.

	Common Units			Total	Non-
	Number of Units	Members Equity	Accumulated Deficit	Members’ Equity	Controlling Interest	Total Equity
Balance, December 31, 2020	986	$49,170	$(25,396)	$23,774	$6,685	$30,459
Net income	—	—	18,375	18,375	(198)	18,177
Initial non-controlling interest (1)	—	3,857	—	3,857	6,174	10,031
Contributions from non-controlling interest	—	—	—	—	5,171	5,171
Contributions	—	7,522	—	7,522	—	7,522
Distributions to members	—	(3,695)	—	(3,695)	—	(3,695)
Stock-based compensation	—	320	—	320	—	320
Balance, June 30, 2021	986	$57,174	$(7,021)	$50,153	$17,832	$67,985

(1)	Represents partner’s contribution from sale of non-controlling interest in an RNG facility.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(4,809)	$18,177
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
(Loss) income from equity method investment	36	(2,392)
Depreciation and amortization	6,403	3,954
Amortization of deferred financing costs	898	477
Amortization of PPA liability	—	(129)
Accretion expense related to asset retirement obligation	155	104
Stock-based compensation	320	320
Paid-in-kind interest income	(454)	—
Paid-in-kind interest expense	2,110	888
Unrealized (gain) loss on derivative financial instruments	(18)	1,059
Gain on acquisition of equity method investment	—	(19,818)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	610	8,437
Fuel tax credits receivable	1,257	(547)
Capital spares	(41)	65
Parts inventory	(3,255)	(576)
Environmental credits held for sale	(260)	545
Prepaid expense and other current assets	(328)	946
Contract assets	(7,111)	2,549
Accounts payable	(4,217)	(4,029)
Accounts payable, related party	780	511
Fuel tax credits payable	(1,295)	950
Accrued payroll	(3,242)	(612)
Accrued expense and other current liabilities	5,398	(113)
Other liabilities	251	6,551
Contract liabilities	(2,626)	(509)
Net cash (used in) provided by operating activities	(9,438)	16,808
Cash flows from investing activities:
Purchase of property, plant, and equipment	(54,298)	(34,422)
Cash acquired on acquisition of equity method investment	—	1,975
Distributions received from equity method investment	—	3,695
Net cash used in investing activities	(54,298)	(28,752)
Cash flows from financing activities:
Proceeds from Sunoma loan	1,046	11,809
Proceeds from OPAL term loan	15,000	—
Financing costs paid to other third parties	(3,216)	—
Repayment of Senior secured credit facility	(1,221)	(2,459)
Repayment of OPAL term loan	(6,444)	—
Repayment of Municipality loan	(105)	(101)
Proceeds from sale of non-controlling interest	16,901	15,202
Proceeds from issuance of redeemable preferred units	100,000	—
Contributions from members	—	7,522
Distributions to members	—	(3,695)
Net cash provided by financing activities	121,961	28,278
Net increase in cash, restricted cash, and cash equivalents	58,225	16,334
Cash, restricted cash, and cash equivalents, beginning of period	42,054	15,388
Cash, restricted cash, and cash equivalents, end of period	$100,279	$31,722
Supplemental disclosure of cash flow information
Interest paid, net of $— and $168 capitalized, respectively	$2,860	$1,952
Noncash investing and financing activities:
Fair value of contingent consideration to redeem the non-controlling interest included in other long-term liabilities	$183	$—
Paid-in-kind dividend on redeemable preferred units	$2,435	$—
Accrual for purchase of Property, plant and equipment included in Accounts payable and Accrued capital expenses	$20,096	$10,214
Accrual for deferred financing costs included in Accrued expenses and other current liabilities	$1,750	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1. Description of Business

OPAL Fuels LLC (including its subsidiaries, the “Company,” “we,” “us” or “our”) is engaged in the business of producing and distributing renewable natural gas (“RNG”) to power transportation throughout the United States. The Company owns RNG production facilities that are in operation, under construction, and in late-stage development. OPAL Fuels LLC also constructs, owns, and services fueling stations that dispense RNG and compressed natural gas (“CNG”) for vehicle fleets across the country that use RNG and CNG to displace diesel as their transportation fuel. RNG is derived from landfill gas (“LFG”) and dairy digester gas. In addition, the Company owns LFG fueled power plants that sell renewable power to public utilities. The Company is a subsidiary of Opal Holdco LLC which, in turn, is an indirect subsidiary of Fortistar LLC (the “Ultimate Parent”).

Unless otherwise expressly stated, all dollar amounts set forth in these notes are presented in thousands of dollars except per share data.

COVID-19 Impact

In March 2020, the World Health Organization categorized the coronavirus disease 2019 (“COVID-19”) as a pandemic and the President of the United States declared the COVID-19 outbreak as a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations, there was no material adverse impact on the Company’s statement of position and result of operations as of, and for the six months ended June 30, 2022.

The future impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and its impact on our customers, all of which are uncertain and cannot be predicted.

Liquidity and Capital Resources

As of June 30, 2022, our liquidity consisted of cash and cash equivalents including restricted cash of $100,279.

As of June 30, 2022, we had total indebtedness excluding the deferred financing costs of $244,113 in principal amount which primarily consists of $80,132 under the Senior secured credit facility, $60,820 under the Convertible note payable, $83,556 under the OPAL term loan, $174 under the Municipality loan, and $19,431 under the Sunoma loan. The outstanding debt under the Senior secured credit facility is due to be paid in December 2022 and therefore has been classified as a current liability.

We completed the Business Combination (further described in Note 16 below) in July 2022 which resulted in additional cash infusion of $ 123,363. The Company received the remaining $5,000 subscribed for pursuant to the PIPE Investment (defined below in Note 16) from one of the PIPE Investors (defined below in Note 16) subsequent to the Closing. Additionally, on August 4, 2022 we entered into a senior secured credit facility for $105,000 which will be used to fund a portfolio of RNG projects currently in, or going into, construction. In July 2022, we received a redemption notice from Biotown for the Note receivable and the Company subsequently received $11,555 including the payment of the principal balance of $10,915, prepayment penalty of $546 and accrued interest of $94. We would have an additional $35,000 available under the OPAL term loan in second half of 2022 upon the commencement of operations of three additional RNG facilities.

We expect that our available cash following the consummation of the Business Combination and PIPE Investment, together with our other assets, expected cash flows from operations, and available lines of credit under various debt facilities will be sufficient to meet our existing commitments for at least the next twelve months.

To fuel future growth, we may seek additional capital through equity offerings or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back, or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all normal and recurring adjustments, which are necessary in order to make the financial statements not misleading and to provide a fair presentation of the Company’s financial position, operating results, and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year. The information herein should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.

The unaudited condensed consolidated financial statements include the accounts of the Company and all other entities in which the Company has a controlling financial interest: Fortistar Methane 3 LLC (“FM3”), Fortistar Methane 4 LLC, Sunoma Holdings, LLC (“Sunoma”), Emerald RNG LLC (“Emerald”), Sapphire RNG LLC (“Sapphire”), New River LLC (“New River”), Reynolds RNG LLC (“Reynolds”), Beacon RNG LLC (“Beacon”), Central Valley LLC (“Central Valley”), Fortistar Contracting LLC, Fortistar RNG LLC, and TruStar Energy LLC (“TruStar”). The Company’s condensed consolidated financial statements include the assets and liabilities of these subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The non-controlling interest attributable to the Company’s variable interest entities (“VIE”) are presented as a separate component from OPAL Fuels LLC members’ equity in the condensed consolidated balance sheets and as a non-controlling interest in the condensed consolidated statements of changes in redeemable preferred units and members’ equity.

The accompanying condensed consolidated financial statements reflect the activities of the Company, its subsidiaries, and its equity method investments for the six months ended June 30, 2022 and 2021. Investments in unconsolidated entities in which the Company can influence the operating or financial decisions are accounted for under the equity method. As of June 30, 2022 and December 31, 2021, the Company accounted for its ownership interests in Pine Bend RNG LLC (“Pine Bend”), Noble Road RNG LLC (“Noble Road”) and GREP BTB Holdings LLC (“GREP”) under the equity method. The Company’s interests in Beacon for the period between January 1, 2021 and April 30, 2021 were accounted for under the equity method. Please see Note 3. Investment in other entities, for additional information. Beacon was consolidated after acquisition of remaining ownership interests increasing the ownership interest from 44.3% to 100% on May 1, 2021.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company include the residual value of the useful lives of our property, plant and equipment, the fair value of stock-based compensation, the estimated losses on our trade receivables, the fair value of the Convertible note payable (as defined below), the impairment assessment of goodwill, and the fair value of derivatives. Actual results could differ from those estimates. The Company’s estimates and assumptions are subject to uncertainties, including those associated with market conditions, risks and trends and the ongoing COVID-19 pandemic.

The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year.

Certain financial information or footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities Exchange Commission for interim financial reporting.

Accounting Pronouncements

In June 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions which states that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and therefore, is not considered in measuring fair value. The ASU clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU requires an entity to disclose (i) the fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet (ii) the nature and remaining duration of the restriction and (iii) the circumstances that could cause a lapse in the restriction. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years for public entities and fiscal year beginning December 15, 2024 for all other entities. The Company is currently evaluating the impact on its financial statements of adopting this standard.

Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consisted of the following as of June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$97,091	$39,314
Long-term assets:
Restricted cash held as collateral	3,188	2,740
Total cash, cash equivalents, and restricted cash	$100,279	$42,054

Restricted cash held as collateral represents the collateral requirements on our debt facilities.

Accounts Receivable, Net

The Company’s allowance for doubtful accounts was $100 and $0 at June 30, 2022 and December 31, 2021, respectively.

Asset Retirement Obligation

The Company accounts for asset retirement obligations in accordance with FASB Accounting Standards Codification (“ASC”) 410, Asset Retirement and Environmental Obligations, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated asset retirement obligations is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The discounted asset retirement costs capitalized amount are accreted over the life of the sublease or site lease agreement. Asset retirement obligations are deemed Level 3 fair value measurements as the inputs used to measure the fair value are unobservable. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions.

As of June 30, 2022 and December 31, 2021, the Company estimated the value of its total asset retirement obligations to be $5,887 and $5,738, respectively.

The changes in the asset retirement obligations were as follows as of June 30, 2022:

June 30, 2022
Balance, December 31, 2021	$5,738
Write off of Asset retirement obligation	(6)
Accretion expense	155
Total asset retirement obligation	5,887
Less: current portion	(1,586)
Total asset retirement obligation, net of current portion	$4,301

Revenue Recognition

The Company’s revenue arrangements generally consist of a single performance obligation to transfer goods or services. Revenue from the sale of RNG, CNG and, electricity is recognized by applying the “right to invoice” practical expedient within the accounting guidance for Revenue from Contracts with Customers that allows for the recognition of revenue from performance obligations in the amount of consideration to which there is a right to invoice the customer and when the amount for which there is a right to invoice corresponds directly to the value transferred to the customer. For some public CNG fueling stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.

The Company also performs maintenance services throughout the country. Maintenance consists of monitoring equipment and replacing parts as necessary to ensure optimum performance. Revenue from service agreements is recognized over time as services are provided. Capacity payments fluctuate based on peak times of the year and revenues from capacity payments are recognized monthly as earned.

The Company has agreements with two natural gas producers (“Producers”) to transport Producers’ natural gas using the Company’s RNG gathering system (“System”). The performance obligation is the delivery of Producers’ natural gas to an agreed delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.

The Company provides credit monetization services to customers that own renewable gas generation facilities. The Company recognizes revenue from these services as the credits are minted on behalf of the customer. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as a current asset based on their estimated fair value at contract inception. When the Company receives RINs or LCFSs as payment for providing credit monetization services, it records the non-cash consideration in inventory based on the fair value of RINs or LCFSs at contract commencement.

On November 29, 2021, the Company entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company plans to sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of environmental attributes sold per quarter will incur a fee per environmental attribute in addition to the specified discount. The agreement was effective beginning first quarter of 2022. During the six months ended June 30, 2022, the Company earned net revenues after discount and fees of $29,688 under this contract which was recorded as part of Revenues - RNG fuel.

Sales of environmental attributes such as RINs, RECs, and LCFS are generally recorded as revenue when the certificates related to them are delivered to a buyer. However, the Company may recognize revenue from the sale of such environmental attributes at the time of the related RNG or renewable power sales when the contract provides that title to the environmental attributes transfers at the time of production, the Company’s price to the buyer is fixed, and collection of the sales proceeds occurs within 60 days after generation of the renewable power.

Management operating fees are earned for the operation, maintenance, and repair of the gas collection system of a landfill site. Revenue is calculated on the volume of per million British thermal units (“MMBtu”) of LFG collected and the megawatt hours (“MWhs”) produced at that site. This revenue is recognized when LFG is collected and renewable power is delivered.

The Company has various fixed price contracts for the construction of fueling stations for customers. Revenues from these contracts, including change orders, are recognized over time, with progress measured by the percentage of costs incurred to date compared to estimated total costs for each contract. This method is used as management considers costs incurred to be the best available measure of progress on these contracts. Costs capitalized to fulfill certain contracts were not material in any of the periods presented.

The Company owns fueling stations for use by customers under fuel sale agreements. The Company bills these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in accordance with the “right to invoice” practical expedient. For some public stations where there is no contract with the customer, the Company recognizes revenue at the point-in-time that the customer takes control of the fuel.

The Company from time-to-time enters into fuel purchase agreements with customers whereby the Company is contracted to design and build a fueling station on the customer’s property in exchange for the Company providing CNG/RNG to the customer for a determined number of years. In accordance with the standards of ASC 840, Leases, the Company has concluded these agreements meet the criteria for a lease and are classified as operating leases. Typically, these agreements do not require any minimum consumption amounts and, therefore, no minimum payments. Included in “RNG fuel” revenues are $1,050 and $950 related to the lease portion of these agreements for the six months ended June 30, 2022 and 2021. In addition, the Company has assessed all PPAs and concluded that certain PPAs contain a lease element requiring lease accounting. Included in “Renewable power” revenues are $630 and $877 related to the lease element of these PPAs for the six months ended June 30, 2022 and 2021.

Disaggregation of Revenue

The following table shows the disaggregation of revenue according to product line:

	Six Months Ended June 30,
	2022	2021
Renewable power sales	$17,539	$18,612
Third party construction	22,816	9,270
Service	8,430	8,004
Brown gas sales	10,968	6,225
Environmental credits	38,795	11,995
Parts sales	977	(101)
Operating agreements	893	1,726
Other	166	226
Total revenue from contracts with customers	100,584	55,957
Lease revenue	1,680	1,827
Total revenue	$102,264	$57,784

For the six months ended June 30, 2022 and 2021, approximately 22.3% and 16.0%, respectively, of revenue was recognized over time, and the remainder was for products and services transferred at a point in time.

Contract Balances

The following table provides information about receivables, contract assets, and contract liabilities from contracts with customers:

	June 30, 2022	December 31, 2021
Accounts receivable, net	$24,781	$25,391
Contract assets:
Cost and estimated earnings in excess of billings	$13,430	$5,989
Accounts receivable retainage, net	2,159	2,495
Contract assets total	$15,589	$8,484
Contract liabilities:
Billings in excess of costs and estimated earnings	$7,159	$9,785
Contract liabilities total	$7,159	$9,785

During the six months ended June 30, 2022, the Company recognized revenue of $9,785 that was included in “Contract liabilities” at December 31, 2021. During the six months ended June 30, 2021, the Company recognized revenue of $4,678 that was included in “Contract liabilities” at December 31, 2020.

Backlog

The Company’s remaining performance obligations (“backlog”) represent the unrecognized revenue value of its contract commitments. The Company’s backlog may significantly vary each reporting period based on the timing of major new contract commitments. At June 30, 2022, the Company had a backlog of $46,028 with out of which $44,691 of its backlog is anticipated to be recognized as revenue in the next 12 months.

Income Taxes

The Company and most of its subsidiaries are disregarded entities for federal income tax purposes and for certain states, with the results of its operations included with the consolidated federal and applicable state tax returns of its member. Some subsidiaries are partnerships for federal income tax purposes. Accordingly, tax liabilities are the responsibility of the member except for the minimum state tax requirements. Minimum state tax requirements are immaterial.

Significant Customers and Concentration of Credit Risk

For the six months ended June 30, 2022 and 2021, two customers accounted for 45% and 41% of revenue, respectively. At June 30, 2022, two customers accounted for 38% of accounts receivable. At December 31, 2021, one customer accounted for 11%, of accounts receivable.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. The Company places its cash with high credit quality financial institutions located in the United States of America. The Company performs ongoing credit evaluations of its customers.

3. Investment in Other Entities

The Company uses the equity method to account for investments in affiliates that it does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company’s investments in these nonconsolidated affiliates are reflected in the Company’s condensed consolidated balance sheets under the equity method, and the Company’s proportionate net (loss) income, if any, is included in the Company’s condensed consolidated statements of operations as (loss) income from equity method investments.

Our equity method investments were as follows as of June 30, 2022 and December 31, 2021:

		Carrying Value
	Percentage of ownership	June 30, 2022	December 31, 2021
Pine Bend	50.0%	$21,082	$21,188
Noble Road	50.0%	25,140	24,516
GREP	20.0%	891	1,446
Total investment in other entities		$47,113	$47,150

Note receivable

In August 2021, the Company acquired 100% ownership interests in Reynolds RNG LLC (“Reynolds”) which held a note receivable of $10,450 to Biotown Bio Gas LLC (“Biotown”). The Note receivable was set to mature on July 15, 2027 and carried an interest of 12.5% out of which 8% is payable in cash on a quarterly basis from the inception of the loan and 4.5% payment-in-kind interest adding to the outstanding debt balance until the facility becomes operational. The Company recorded $746 as a reduction to interest and financing expense, net in its condensed consolidated statement of operations for the six months ended June 30, 2022. The Note receivable also entitled Reynolds to receive 4.25% of any revenue based distributions made with a cap of $4,500 over the term of the debt. The Company recorded the fair value of the Note receivable — variable fee component of $1,538 as an allocation of the initial investment balance of $10,450 and recorded an payment-in-kind interest income of $136 as a reduction to interest and financing expense, net in the condensed consolidated statement of operations for the six months ended June 30, 2022.

The Note receivable of $9,518 has been recorded as a current asset as the repayment was received in July 2022 and Note receivable - variable fee component of $1,792 have been recorded as long-term asset on its condensed consolidated balance sheet as of June 30, 2022.

The following table summarizes the net (loss) income from equity method investments:

	Six Months Ended
	June 30, 2022	June 30, 2021
Revenue	$5,089	$14,181
Gross profit	1,612	6,459
Net (loss) income	(1,741)	5,400

Net (loss) income from equity method investments (1)	$(36)	$2,392

(1)	Net income from equity method investments represents our portion of the net income from equity method investments in Pine Bend, Noble Road and GREP for the six months ended June 30, 2022 and Beacon for the six months ended June 30, 2021.

4. Property, Plant, and Equipment, Net

Property, plant, and equipment, net, consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Plant and equipment	$160,367	$161,387
CNG/RNG fueling stations	32,491	27,892
Construction in progress	123,520	62,616
Buildings	2,585	2,544
Land	1,303	1,303
Service equipment	1,568	1,521
Leasehold improvements	815	815
Vehicles	313	407
Office furniture and equipment	307	302
Computer software	277	277
Other	458	416
	324,004	259,480
Less: accumulated depreciation	(94,593)	(89,710)
Property, plant, and equipment, net	$229,411	$169,770

As of June 30, 2022, there has been an increase in property, plant, and equipment as a result of the increase in construction of RNG generation facilities including, but not limited to Central Valley, Emerald, New River, and RNG dispensing facilities. The majority of these facilities, for which costs are in construction-in-progress as of June 30, 2022, are expected to be operational within the next year.

Depreciation expense on property, plant, and equipment for the six months ended June 30, 2022 and June 30, 2021 was $6,005 and $3,723, respectively.

5. Intangible Assets, Net

Intangible assets, net, consisted of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022
	Cost	Accumulated Amortization	Intangible Assets, Net	Weighted Average Amortization Period (Years)
Power purchase agreements	$8,999	$(7,288)	$1,711	18.1
Transmission/distribution interconnection	1,600	(918)	682	15.1
CNG sales contract	807	(759)	48	10.0
Intellectual property	43	(21)	22	5.0
Total intangible assets	$11,449	$(8,986)	$2,463

	December 31, 2021
	Cost	Accumulated Amortization	Intangible Assets, Net	Weighted Average Amortization Period (Years)
Power purchase agreements	$8,999	$(6,986)	$2,013	18.1
Transmission/distribution interconnection	1,600	(865)	735	15.1
CNG sales contract	807	(719)	88	10.0
Intellectual property	43	(18)	25	5.0
Total intangible assets	$11,449	$(8,588)	$2,861

The transmission/distribution interconnection represents an interconnector for one of the Company’s LFG recovery facilities. The interconnection construction was initially funded by a municipality. The Company is scheduled to repay the funding for the construction through April 1, 2023. The remaining liability of $174 under the Municipality loan is shown as part of current liabilities on its condensed consolidated balance sheet as of June 30, 2022. Please see Note 7. Borrowings, for additional information.

Amortization expense for the six months ended June 30, 2022 and 2021 was $398 and $231, respectively. At June 30, 2022, estimated future amortization expense for intangible assets is as follows:

Remaining six months ending December 31, 2022	$395
Fiscal year:
2023	465
2024	275
2025	266
2026	238
Thereafter	824
$2,463

6. Goodwill

The following table summarizes the changes in goodwill, if any, by reporting segment from the beginning of the period to the end of the period:

	RNG Fuel	Fuel Station Services	Total
Balance December 31, 2021	$51,155	$3,453	$54,608
Balance June 30, 2022	$51,155	$3,453	$54,608

7. Borrowings

The following table summarizes the borrowings under the various debt facilities as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Senior secured facility, term loan	$72,632	$73,869
Less: unamortized debt issuance costs	(236)	(724)
Less: current portion	(72,396)	(73,145)
Senior secured facility, term loan, net of debt issuance costs	—	—
Senior secured facility, working capital facility	7,500	7,500
Less: current portion	(7,500)	(7,500)
Senior secured facility, working capital facility	—	—
OPAL term loan	83,556	75,000
Less: unamortized debt issuance costs	(2,211)	(2,485)
Less: current portion	(19,332)	(13,425)
OPAL term loan, net of debt issuance costs	62,013	59,090
Sunoma loan	19,431	17,524
Less: unamortized debt issuance costs	(544)	(569)
Less: current portion	(1,418)	(756)
Sunoma loan, net of debt issuance costs	17,469	16,199
Convertible note payable	60,820	58,710
Municipality loan	174	278
Less: current portion	(174)	(194)
Municipality loan	—	84
Non-current borrowings total	$140,302	$134,083

As of June 30, 2022, principal maturities of debt are expected as follows, excluding any subsequent refinancing transactions:

	Senior Secured Credit Facility	OPAL Term Loan	Sunoma loan	Convertible Note Payable	Municipality Loan	Total
Six months ending December 31, 2022	$80,132	$9,666	$709	$—	$110	$90,617
Fiscal year:
2023	—	19,332	2,237	—	64	21,633
2024	—	19,332	3,056	—	—	22,388
2025	—	35,226	3,056	—	—	38,282
2026	—	—	3,056	60,820	—	63,876
2027	—	—	7,317	—	—	7,317
	$80,132	$83,556	$19,431	$60,820	$174	$244,113

Senior secured credit facility

On September 21, 2015, FM3, entered into a senior secured credit facility as a borrower and Investec Bank PLC and MUFG Union Bank N.A., as joint lead arranger and book runners and CoBank ACB as documentation agent and LC issuing bank, which provides for an aggregate principal amount of $150,000, which consists of (i) a term loan of $125,000 ( “Term Loan Facility”) and a (ii) working capital letter of credit facility (“Working Capital Facility”) of up to $19,000 and a (iii) Debt service reserve and liquidity facility (“Debt Reserve and Liquidity Facility”) of up to $6,000. The Company paid $14,300 to the lenders in connection with the transaction. As of June 30, 2022 and December 31, 2021, $72,632 and $73,869, respectively, was outstanding under the Senior secured facility, term loan.

The borrowings under the Senior secured credit facility bear an interest rate of a fixed margin plus LIBOR for the relevant interest period. The fixed margin is 2.75% for the first four years, then 3.0% until October 8, 2021, and 3.25% thereafter. Pursuant to the terms of facility, FM3 is required to repay 1% of the outstanding debt under the Term Loan Facility amounting to $125,000 on a quarterly basis which is then adjusted based on available cash and a target debt balance that declines each quarter. The Working Capital Facility contains a provision whereby the Company is obligated to reduce the amount borrowed to $7,500 or less for a period of 10 consecutive business days annually. As of June 30, 2022 and December 31, 2021, the total amount outstanding under the Working Capital Facility was $7,500. Additionally, the Company pays commitment fee of 0.75% on unused portion of the facility.

On October 8, 2021, the Company entered into the Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) which extended the maturity date of the credit facility that supports the Renewable Power business to December 20, 2022. In addition, the minimum required debt service coverage ratio was reduced from 1.1 to 1.0 and the calculation of the Cash Flows Available for Debt Service was amended to exclude the proceeds of working capital loans deposited into the operating account going forward. Additionally, the Company is not allowed to make any distributions or restricted payments. In exchange for these accommodations, the Company agreed to repay $5,182 as a permanent reduction of the Working Capital Facility and to increase the interest rate on the credit facility by 25 basis points.

At June 30, 2022 and December 31, 2021, the Company had outstanding letters of credit that support obligations of the Company and its subsidiaries of $7,971 and $7,823, respectively. The Senior secured credit facility is collateralized by substantially all the assets of FM3 and assignment of FM3’s rights, title, and interests in purchase and sale agreements and landfill gas rights agreements.

The debt agreement contains certain warranties and financial covenants including but not limited to debt service coverage ratio to not be less than 1.0 and restrictions on distributions and additional indebtedness. The lenders only have recourse to the assets of FM3. For the six months ended June 30, 2022, FM3 was in compliance with all debt covenants. The Company received a waiver granting exemption from certain non-financial covenants as per the terms of the debt agreement.

Patronage dividends

The Company is eligible to receive annual patronage dividends from one of its lenders, Cobank ACB under a profit sharing program made available to the borrowers. For the six months ended June 30, 2022 and 2021, the Company received cash dividend of $126 and $139, respectively, which was recorded as a credit to interest expense in its condensed consolidated statements of operations. Additionally, the Company recorded $489 as long-term asset on its condensed consolidated balance sheets at June 30, 2022 and December 31, 2021, which represents the Company’s equity interest in Cobank SCB which will be redeemed for cash beginning 2024.

TruStar revolver credit facility

On September 27, 2021, TruStar renewed the existing revolving credit arrangement with JP Morgan Chase Bank, N.A., for an aggregate amount of $10,000. This revolver credit facility was secured by marketable securities pledged by the Ultimate Parent. The amounts outstanding under this credit facility had an interest rate of 1.00% plus one month LIBOR. In the fourth quarter of 2021, the outstanding balance under this credit facility was fully repaid and the revolver credit facility was cancelled.

Sunoma loan

On August 27, 2020, Sunoma entered into a debt agreement with Live Oak Banking Company (“Lender”) for an aggregate principal amount of $20,000. At June 30, 2022, the total amount outstanding under the Sunoma Loan Agreement, including accrued interest of $1,615, was $19,431 and the loan proceeds were used for the construction of the subsidiary’s dairy digester-to-RNG project. Sunoma paid $635 as financing fees. The loan bears interest at the greater of Prime plus 3.50%, or 7.75%.

The amounts outstanding under the Sunoma loan are secured by the assets of Sunoma.

The Sunoma loan agreement contains certain financial covenants which require Sunoma to maintain (i) maximum debt to worth ratio cannot exceed 5:1 (ii) the minimum current ratio cannot be less than 1.0 (iii) minimum debt service coverage ratio of trailing four quarters cannot be less than 1.25. These covenants apply after the construction is complete and the facility meets certain predetermined operational standards and documentation criteria and the loan converts to a term loan which is expected to be in third quarter of 2022.

The construction loan had an original maturity date of April 27, 2022. During the first quarter of 2022, the Company received an extension to the original maturity date until July 27, 2022. At maturity, the construction loan outstanding under the Sunoma loan is convertible to a permanent loan guaranteed by the United States Department of Agriculture (“USDA”). The loan was converted into a permanent loan in July 2022. The Permanent USDA loan will consist of an 11-year term and bear interest at the then-current 10-year LIBOR Swap rate plus 5.45%, fixed for the term of the loan. The floor rate of the USDA loan will be equal to 6.75%. The Permanent USDA loan will be secured by the assets of Sunoma. The accrued interest is payable after the conversion to a permanent loan.

The significant assets of Sunoma are parenthesized in the condensed consolidated balance sheets as June 30, 2022 and December 31, 2021. Refer to Note 12, Variable Interest Entities, to the condensed consolidated financial statements.

OPAL term loan

On October 22, 2021, the Company executed a term loan at a newly formed entity, OPAL Fuels Intermediate Holding Company LLC (“OPAL Intermediate Holdco”) as the borrower and Bank of America N.A., Customers Bank, Citi Bank N.A., Barclays Bank PLC as lenders (“Lenders”), Bank of America as administrative agent and Customers Bank as Syndication Agent, which permitted borrowings of up to $125,000. Of the $125,000, the Company had $90,000 available for borrowing upon closing and the remaining $35,000 to be made available as three more RNG facilities become operational. The facility is secured by a pledge in the equity interest of the following subsidiaries of the Company at the time the loan was executed: Beacon Holdco LLC, OPAL Environmental Credit Marketing LLC, TruStar Energy LLC, and OPAL Fuels Services LLC along with cash bank accounts and a security interest in the Company’s environmental credits. A portion of the proceeds of this loan were used to pay off the outstanding balance under the TruStar revolver credit facility in October 2021 and the remainder will be used for general corporate purposes, including investments in RNG projects being developed by the Company. As of June 30, 2022, the Company expects that the three additional RNG facilities will be operational in the third quarter of 2022 at which time the additional $35,000 would be made available to the Company.

Pursuant to the above, the Company borrowed $75,000 in October 2021 and an another $15,000 in February 2022 pursuant to an amendment allowing the Company to drawdown later than the original commitment date. As of June 30, 2022 and December 31, 2021, $83,556 and $75,000, respectively, were outstanding under this term loan.

The loan matures April 22, 2025 and bears interest at 3.0% plus LIBOR. In accordance to the terms of the facility, OPAL Intermediate Holdco is required to repay 1.79% or $1,611 per month beginning March 2022 and an additional $700 per month beginning after the additional drawdown of the $35.0 million in September 2022.

The OPAL term loan contains certain financial covenants which require OPAL Intermediate Holdco to maintain a (i) minimum liquidity of $15,000 until March 31, 2022 and $10,000 thereafter and (ii) leverage ratio not to exceed 4:1. As of June 30, 2022, the Company is in compliance with the financial covenants under this debt facility. Additionally, the debt agreement contains certain customary warranties and representations including but not limited to restrictions on distributions and additional indebtedness.

Convertible note payable

On May 1, 2021, the Company acquired the remaining ownership interests in Beacon and signed an unsecured, contingently convertible note (the “Note”) for a total aggregate amount for $50,000 at an interest rate of 8.00% per annum. The Company has the option to pay the interest in cash on a quarterly basis or payment-in-kind interest. The Company chose the option of payment-in-kind interest.

The Convertible note payable matures the earlier of December 31, 2026 or the date on which a change in control occurs as defined in the terms of the Note. Upon the consummation of the BCA, the counterparty may choose to convert the total amount outstanding under the Note to common shares based on a certain pre-determined conversion formula. If the BCA is not complete by September 30, 2022, the Company can redeem the Note by repaying the amounts outstanding in full plus a 10.00% penalty. After September 30, 2022, there is no prepayment penalty. If the BCA is consummated prior to September 30, 2022, the counterparty may elect not to take common shares and require the Company to redeem the Note in cash. On July 21, 2022, 50% of the Convertible note payable was converted to equity upon consummation of the Business Combination. Please see Note 16, Subsequent Events for additional information.

The Company elected to account for the Note using the fair value option in accordance with ASC 820, Fair Value Measurement, on May 1, 2021, which was determined to be $55,410. The fair value was subsequently remeasured on each reporting date and the change in fair value recorded as interest expense in the condensed consolidated statement of operations for each reporting period. At June 30, 2022 and December 31,2021, the Note was classified as non-current liability in the condensed consolidated balance sheets at a fair value of $60,820 and $58,710, respectively. The Company recorded $2,110 and $888 as payment-in-kind interest expense in the condensed consolidated statement of operations for the six months ended June 30, 2022 and 2021, respectively.

Municipality loan

FM3 entered into a loan agreement for the construction of an interconnection that was initially funded by the municipality. The Company is scheduled to make payments to a municipality of the amount of $1,600 plus interest at a fixed annual rate of 3.00% through April 1, 2023. At June 30, 2022 and December 31, 2021, $174 and $278, respectively, were outstanding on the loan.

Interest rates

2022

For the six months ended June 30, 2022, the weighted average effective interest rate including amortization of debt issuance costs on Senior secured facility was 4.25% including a margin plus LIBOR.

For the six months ended June 30, 2022, the weighted average effective interest rate including amortization of debt issuance costs on OPAL term loan was 4.93%.

For six months ended June 30, 2022, the interest rate on the Sunoma loan was 7.75%.

For the six months ended June 30, 2022, the payment-in-kind interest rate on Convertible note payable was 8.00%. The change in fair value of the Note recorded as interest expense between May 1, 2021 and June 30, 2022 was $5,410.

For the six months ended June 30, 2022, the weighted average interest rate on Municipality loan was 3.00%.

2021

For the six months ended June 30, 2021, the weighted average effective interest rate for this period was 4.23%.

For the six months ended June 30, 2021, the interest rate on TruStar revolver credit facility was 3.34%.

For the six months ended June 30, 2021, the weighted average interest rate on Municipality loan was 3.00%.

The following table summarizes the Company’s total interest expense for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Senior secured credit facility	$1,440	$1,334
Municipality loan	2	5
OPAL term loan	1,743	—
Sunoma loan (1)	911	—
TruStar revolver credit facility	—	334
Convertible note payable mark-to-market	2,110	888
Commitment fees and other finance fees	204	279
Amortization of deferred financing cost	898	477
Interest income on Note receivable	(900)	(12)
Total interest expense	$6,408	$3,305

(1)	The interest on the Sunoma loan was capitalized during the construction phase of the RNG facility. Sunoma became operational in December 2021. Therefore, the interest for the six months ended June 30, 2022 has been expensed.

8. Leases

During 2018, the Company renewed a lease for office and warehouse space that became effective upon the termination of the original lease term on January 31, 2018. The term of the lease renewal was 36 months and contained an option to renew for an additional 24 months. In September 2020, the Company exercised this option. In March, 2022, the Company entered into an amendment to the lease which extended the lease term till January 2026. In addition, the Company maintains a fleet of vehicles under lease with terms ranging from 48 to 60 months and with lease expiration dates ranging from April 2021 to June 2026.

Future minimum lease payments are as follows:

Six months ending December 31, 2022	$339
Fiscal year:
2023	816
2024	760
2025	675
2026	75
$2,665

The Company incurred rent expense of $690 and $403 for the six months ended June 30, 2022 and 2021, respectively.

9. Derivative Financial Instruments and Fair Value Measurements

Interest rate swaps

The Company has various interest rate swap agreements, including swaps entered into in early 2020. The average annual fixed rate ranges from 2.38% in 2020 to 2.50% in 2022. These transactions involved the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company has accounted for these instruments as economic hedges and has included changes in their fair market value in the condensed consolidated statements of operations.

The location and amounts of derivatives fair values in the condensed consolidated balance sheets are:

	June 30, 2022	December 31, 2021	Location of Fair Value Recognized in Balance Sheet
Derivatives designated as economic hedges:
Current portion of interest swaps	$(38)	$(992)	Derivative financial liability, current portion
	$(38)	$(992)

The effect of derivative instruments on the condensed consolidated statement of operations were as follows:

	Six Months Ended June 30,		Location of (Loss) Gain Recognized in
	2022	2021	Operations from Derivatives
Interest rate swaps	$626	$853
Net periodic settlements	(954)	(870)
	$(328)	$(17)	Realized and unrealized gain on interest rate swaps, net

The Company may be exposed to credit risk on any of the derivative financial instruments that are in an asset position. Credit risk relates to the risk of loss that the Company would incur because of nonperformance by counterparties pursuant to the terms of their contractual obligations. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustment have been reflected in the fair value of financial derivative instruments. There are no credit-risk-related contingent features that could be triggered in derivative financial instruments that are in a liability position.

The Company enters into interest rate swap contracts with counterparties that allow for net settlement of derivative assets and derivative liabilities. The Company has made an accounting policy election to offset recognized amounts relating to these interest swaps within the condensed consolidated balance sheets.

The following tables summarize the fair value of derivative instruments on the Company’s condensed consolidated balance sheets and the effect of netting arrangements and collateral on its financial position:

	Gross Amounts of Recognized Assets/(Liabilities)	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets/(Liabilities) in the Balance Sheet
Balance, June 30, 2022:
Interest rate swap liability	$(38)	$—	$(38)
Balance, December 31, 2021:
Interest rate swap liability	$(992)	$—	$(992)

There were no collateral balances with counterparties outstanding as of the period-end dates.

Commodity swap contracts

The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power revenues in the condensed consolidated statement of operations and Derivative financial asset — current and non-current in the condensed consolidated balance sheets. These are considered to be Level 2 instruments in the fair value hierarchy. By using commodity swaps, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counter party to perform under the terms of the swap contract. When the fair value of the swap contract is positive, the counter party owes the Company creating a credit risk. The Company manages the credit risk by entering into contracts with financially sound counter parties. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair value of financial derivative instruments. When the fair value of the swap contract is negative, the Company owes the counterparty creating a market risk that the market price is higher the contract price causing loss of higher revenues.

In December 2018, the Company signed an amendment that converted an existing power purchase agreement (“PPA”) into a commodity swap contract to allow the Company flexibility to sell the capacity separately and schedule sale of electricity to independent third parties. Post the amendment, the Company agreed to net settle the contract in cash on a monthly basis based on the difference between the contract price and market price. The contract has a default minimum of 34,554 MWh per year. Additionally, the Company entered into an ISDA agreement with a counterparty in November 2019. Pursuant to the agreement, the Company entered into swaps with contract prices ranging between $35.75 and $51.25 per MWh.

The following table summarizes the commodity swaps in place as of June 30, 2022 and December 31, 2021. There were no new commodity swap contracts entered in the six months ended June 30, 2022.

Trade Date	Period From	Period To	Notional Quantity per Year (“MWh”)	Average Contract Price (per MWh)
December 14, 2018	January 1, 2019	September 30, 2022	34,554	$66.12
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

The following table summarizes the effect of commodity swaps on the condensed consolidated statements of operations for the six months ended June 30, 2022 and 2021:

Derivatives not designated as hedging		Six Months Ended June 30,
instruments	Location of (loss) gain recognized	2022	2021
Commodity swaps - realized loss	Revenues - Renewable power	$(187)	$497
Commodity swaps - unrealized loss	Revenues - Renewable power	(936)	(1,929)
Total realized and unrealized loss	Revenues - Renewable power	$(1,123)	$(1,432)

The following table summarizes the derivative assets and liabilities related to commodity swaps as of June 30, 2022 and December 31, 2021:

	Fair Value
	June 30, 2022	December 31, 2021	Location of Fair value recognized in Balance Sheet
Derivatives designated as economic hedges
Current portion of unrealized gain on commodity swaps	$—	$382	Derivative financial asset, current portion
Current portion of unrealized loss on commodity swaps	$(554)	$—	Derivative financial liability, current portion

Fair value measurements

The fair value of financial instruments, including long-term debt and derivative instruments is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, accounts receivable, net, and accounts payable and accrued expenses approximates fair value due to their short-term maturities.

The carrying value of the Company’s long-term debt of $140,302 and $134,083 as of June 30, 2022 and December 31, 2021, respectively, represents the total amount to be repaid if the debt has to be discharged in full and therefore approximates its fair value.

The Company follows ASC 820, Fair Value Measurement, regarding fair value measurements which establishes a three-tier fair value hierarchy and prioritizes the inputs used in valuation techniques that measure fair value. These tiers include:

Level 1 — defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2 — defined as quoted prices for similar instruments in active market, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations for which all significant inputs are observable market data;

Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The Company’s interest rate swap contracts are valued with pricing models commonly used by the financial services industry using discounted cash flows of forecast future swap settlements based on projected three-month LIBOR rates. The Company does not consider these models to involve significant judgment on the part of management and corroborated the fair value measurements with counterparty valuations. The Company’s interest rate swaps are classified within Level 2 of the valuation hierarchy based on the observable market rates used to determine its fair value. The Company does not expect to change its valuation techniques and therefore does not anticipate any transfers into or out of different levels of hierarchy. These interest rate swaps are accounted for as derivative financial instrument liabilities.

The Company values its energy commodity swap contracts based on the applicable geographical market energy forward curve. The forward curves are derived based on the quotes provided by New York Mercantile Exchange (“NYMEX”), Amerex Energy Services (“Amerex”) and Tradition Energy (“Tradition”). The Company does not consider that the pricing index used involves significant judgement on the part of management. Therefore, the Company classifies these commodity swap contracts within Level 2 of the valuation hierarchy based on the observable market rates used to determine fair value.

The Company accounts for asset retirement obligations by recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions. These assumptions represent Level 3 inputs, which can regularly change. As such, the fair value measurement of asset retirement obligations is subject to changes in these unobservable inputs as of the measurement date. The Company used a discounted cash flow (“DCF”) model in which cash outflows estimated to retire the asset are discounted to their present value using an expected discount rate. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of its asset retirement obligations based on discount rates ranging from 5.75% to 8.5%.

The Company’s convertible note is valued with a discounted cash flow analysis to estimate the present value of the cash outflows associated with the arrangement. A synthetic credit rating model is utilized to estimate the Company’s credit rating based on the Company’s financial condition and the Company’s forecasts and plans with respect to debt service, which is then used as input to perform a comparable yield analysis with similarly rated companies to obtain an appropriate discount rate. Other significant inputs include the principal amount, the stated coupon rate, the maturity date of the note and the conversion multiple, all of which are directly observable from the contract. This estimate also requires assumptions and judgements regarding the probability and the timing of the event occurring that would lead to automatic conversion. Certain significant assumptions used to determine the fair value of the convertible note represent Level 3 inputs and can regularly change. As such, the fair value measurement of the convertible note is subject to changes in these unobservable inputs as of the measurement date. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of the convertible note based on discount rates ranging from 7.0% to 7.5%.

There were no transfers of assets between Level 1, Level 2, or Level 3 of the fair value hierarchy as of June 30, 2022 or December 31, 2021.

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following as of June 30, 2022 and December 31, 2021, set forth by level, within the fair value hierarchy:

	Fair value as of June 30, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligation	$—	$—	$5,887	$5,887
Contingent consideration on acquisition of non-controlling interest	—	—	4,639	4,639
Convertible note payable	—	—	60,820	60,820
Interest rate swap	—	38	—	38
Commodity swap contracts	—	554	—	554

	Fair value as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligation	$—	$—	$5,738	$5,738
Contingent consideration on acquisition of non-controlling interest	—	—	4,456	4,456
Convertible note payable	—	—	58,710	58,710
Interest rate swap	—	992	—	992
Assets:
Commodity swap contracts	—	382	—	382

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the six months ended June 30, 2022 is included in Note 2, Summary of Significant Accounting Policies.

10. Related Parties

Related parties are represented by our Ultimate Parent and other affiliates, subsidiaries and other entities under common control with the Ultimate Parent.

Capital contributions and distribution from and to members

During the six months ended June 30, 2022 and 2021, the Company received contributions from its Ultimate Parent of $0 and $7,522, respectively. Additionally, the Company made distributions to its Ultimate Parent of $0 and $3,695 for the six months ended June 30, 2022 and 2021, respectively.

Sale of non-controlling interests to Related Parties

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries for total consideration of $30,000. The Company recorded paid-in-kind preferred dividend of $1,207 for the six months ended June 30, 2022. Please see Note 13, Redeemable Preferred Units and Equity, for additional information.

Purchase of investments from Related Parties

In August 2021, the Company acquired a 100% ownership interests in Reynolds RNG LLC (“Reynolds”), an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP BTB Holdings LLC (“GREP”) representing 20% interest for a cash consideration of $1,570 which owns 50% of BioTown Biogas LLC (“Biotown”), a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded a loss of $556 as its share of net loss for the six months ended June 30, 2022 and reduced its investment in GREP as of June 30, 2022.

Equity commitment letters

During 2021, the Ultimate Parent entered into two equity commitment agreements with third-party investors which established the amount of capital contributions to be made by these investors in four RNG projects being developed by the Company in exchange for which the third-party investor would acquire a specified ownership percentage in the RNG project. In conjunction with this, for the purpose of satisfying the Engineering, Procurement, and Construction Agreements under which these RNG projects would be built, the Ultimate Parent issued four equity commitment letters to the contractor hired to construct these RNG projects. As of June 30, 2022, the equity commitments for three RNG facilities have been fulfilled and only one equity commitment letter is outstanding which is shown below:

	Equity Commitment Letters	Amount Distributed Under the Equity Commitment Letters	Amount Outstanding Yet to be Fulfilled
June 30, 2022:
New River RNG	$16,562	$14,775	$1,787
	$16,562	$14,775	$1,787

Sales contracts with Related Parties

In June 2020, TruStar, a wholly-owned subsidiary of the Company, contracted with Beacon to dispense Beacon’s RNG, generate and market the resulting RINs created on behalf of Beacon. The term of this contract is September 1, 2020 through October 31, 2030. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. During 2021, the Company acquired the remaining interests in Beacon. Therefore, all environmental fees earned is eliminated in the condensed consolidated statements of operations for the six months ended June 30, 2022. During 2021, the Company accounted Beacon under equity method for the period between January 1, 2021 and April 30, 2021 and consolidated Beacon for the remaining part of the year. Therefore, all environmental fees earned after May 1, 2021 is eliminated in the condensed consolidated statement of operations. For the period between January 1, 2021 and April 30, 2021, the company earned environmental processing fees of $632, net of intersegment elimination.

In March 2021, TruStar, a wholly-owned subsidiary of the Company, contracted with Noble Road to dispense Noble Road’s RNG, generate and market the resulting RINs created on behalf of Noble Road The term of this contract is November 1, 2021 through June 30, 2032. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. The facility came online in first quarter of 2022. For the six months ended June 30, 2022 and 2021, the Company earned environmental processing fees of $242 and $0, net of intersegment elimination, under this agreement which are included in Fuel Station Services revenues in the condensed consolidated statements of operations.

Service agreements with Related Parties

On December 31, 2020, the Company signed a management, operations, and maintenance services agreement (“Administrative services agreement”) with the Ultimate Parent, pursuant to which the Ultimate Parent provides management, operations, and maintenance services to the Company. The agreement expires on December 31, 2023, unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances. The agreement provides for payment of service fees based on actual time incurred at contractually agreed rates provided for in the Administrative services agreement and a fixed annual payment of $580,000 per year adjusted annually for inflation. Additionally, the agreement provides for the Company to receive credits for any services provided by the Company’s employees to its Ultimate Parent. For the six months ended June 30, 2022 and 2021, there have been no material services by the Company’s employees to its Ultimate Parent.

In June 2021, the company entered into an management services agreement with Costar Partners LLC (“Costar”), an affiliate of the Ultimate Parent. As per the agreement, Costar provides information technology (“IT’) support services, software use, licensing services, management of third party infrastructure and security services and additional IT services as needed by the Company. The agreement provides for Costar to be compensated based on actual costs incurred and licensing fees per user for certain software applications. The agreement expires in June 2024 unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances.

The following table summarizes the various fees recorded under the agreements described above which are included in “Selling, general, and administrative” expenses except for $1,516 which was recorded as part of “Deferred financing costs” as of June 30, 2022:

	Six months ended
	June 30, 2022	June 30, 2021
Staffing and management services	$1,105	$3,920
Rent - fixed compensation	274	—
IT services	1,085	—
Total	$2,464	$3,920

As of June 30, 2022 and December 31, 2021, the Company had Accounts payable, related party in the amounts of $1,141 and $166, respectively.

11. Reportable Segments and Geographic Information

The Company is organized into four operating segments based on the characteristics of its renewable power generation, dispensing portfolio, and the nature of other products and services. During the second quarter of 2022, the Company changed its internal reporting to its Chief Operating Decision Makers. We aligned our reportable segments disclosure to align with the information and internal reporting that is provided to our Chief Operating Decision Makers. Therefore, the Company reassessed its reportable segments and revised all the prior periods to make the segment disclosures comparable.

●	Renewable Power Portfolio. The Renewable Power 3 (“RP3”) portfolio generates renewable power through methane-rich landfills and digester gas collection systems primarily located in Southern California. RP3 sells renewable power to public utilities throughout the United States. The Renewable Power 4 (“RP4”) portfolio generates renewable power through methane-rich landfills and digester gas collection systems. RP4 sells renewable power to public utilities throughout the United States.

●	RNG Fuel. This division relates to all RNG supply and dispensing related activities directly related to the generation and sale of brown gas and environmental credits.

●	Development and construction – RNG facilities in which long term gas right contracts have been or in the process of being ratified and the building of RNG generation facilities.

●	RNG supply operating facilities – This includes the generation, extraction, and sale of RNG - (plus associated RINs and LCFSs from landfills (includes Beacon, Emerald, Reynolds, Sapphire, Noble Road, Central Valley New River, and Pine Bend) and dairy farms (Sunoma).

●	RNG and CNG fuel dispensing stations for vehicle fleets - This includes both dispensing/sale of brown gas and the environmental credit generation and monetization. This company operates fueling stations that dispense gas into transportation vehicles. Also includes the development and construction of these facilities.

The RNG Fuel portfolio consists of the Company’s interests in Beacon, Noble Road, Pine Bend, New River, Central Valley, Emerald, Reynolds, Sapphire, and Sunoma. For the six months ended June 30, 2022, the Company has accounted for its interests in Pine Bend, Reynolds and Noble Road under the equity method of accounting and the results of operations of Beacon, New River, Central Valley, Emerald, Sapphire, and Sunoma were consolidated in its condensed consolidated statement of operations. The Company has accounted for its interest in Beacon under the equity method of accounting for the period between January 1, 2021 and April 30, 2021 and had consolidated for the period May 1, 2021 and June 30, 2021. The results of operations of Noble Road, Pine Bend and Sunoma for the period between January 1, 2021 and June 30, 2021 were consolidated in its condensed consolidated statement of operations. As of June 30, 2022, Pine Bend, Central Valley, Emerald, and Sapphire are not operational. Sunoma became operational in December 2021, Noble Road in January 2022 and New river in April 2022.

●	Fuel Station Services. The Company also provides maintenance services to third-party owners of vehicle fueling stations. It includes

●	Service and maintenance contracts for RNG/CNG fueling sites across the US. Includes a manufacturing division that builds Compact Fueling Systems (CFS) and Defueling systems.

●	Third Party CNG Construction of Fueling Stations. Design/build and serve as general contractor for typically Guarantee Maxim Price (GMP) or fixed priced contracts for customers typically lasting less than one year.

●	Corporate. Consists of a multitude of activities managed and maintained at a corporate level primarily including but not limited to:

●	Executive, accounting, finance, sales activities such as: payroll, stock compensation expense, travel and other related costs

●	Insurance, professional fees (Audit, tax, legal etc.)

The Company determined that each of the four operating segments meets the characteristics of a reportable segment in U.S. GAAP. The Company activities and assets that are not associated with the four reportable segments are summarized in the “Other” category below. These include corporate investment income, interest income and interest expense, income tax expense, and other non-allocated costs.

	Six Months Ended June 30,
	2022	2021
Revenues:
Renewable Power	$20,088	$22,321
RNG Fuel	59,475	34,903
Fuel Station Services	32,685	17,177
Other(1)	127	49
Intersegment	(5,022)	(2,485)
Equity Method Investment(s)	(5,089)	(14,181)
	$102,264	$57,784

(1)	Other includes revenues of Fortistar Contracting LLC.

	Six Months Ended June 30,
	2022	2021
Interest and Financing Expense, Net:
Renewable Power	$(2,119)	$(2,070)
RNG Fuel	(51)	(24)
Corporate	(4,238)	(323)
	$(6,408)	$(2,417)

	Six Months Ended June 30,
	2022	2021
Depreciation, Amortization, and Accretion:
Renewable Power	$3,107	$2,467
RNG Fuel	3,758	2,378
Fuel Station Services	202	209
Other(1)	64	64
Equity Method Investment(s)	(573)	(1,059)
	$6,558	$4,059

(1)	Other includes amortization of intangible assets and depreciation expense not allocated to any segment.

	Six Months Ended June 30,
	2022	2021
Net (Loss) Income:
Renewable Power (2)	$(2,169)	$(4,850)
RNG Fuel	13,642	4,510
Fuel Station Services (2)	3,414	2,681
Corporate (1) (2)	(19,660)	13,444
Equity Method Investment(s)	(36)	2,392
	$(4,809)	$18,177

(1)	The Net Income for Corporate segment includes $19,818 gain on acquisition of equity method investment for the six months ended June 30, 2021.
(2)	The Net Income for Corporate segment for the six months ended June 30, 2021, includes certain payroll expenses for employees who were transferred from Renewable Power and Fuel Station Services segment for the six months ended June 30, 2022.

	Six Months Ended June 30,
	2022	2021
Cash paid for Purchases of Property, Plant, and Equipment:
Renewable Power	$1,300	$—
Fuel Station Services	$3,300	$—
RNG Fuel	$50,559	$34,422
	$55,159	$34,422

	June 30, 2022	December 31, 2021
Total Assets:
Renewable Power	$44,828	$43,728
RNG Fuel	303,520	215,512
Fuel Station Services	60,700	56,567
Corporate	56,083	17,528
Other(1)	—	359
Equity Method Investment(s)	47,113	47,150
	$512,244	$380,844

(1)	Other includes total assets associated with Fortistar Contracting LLC as the Company does not maintain segment-level records for these balances.

Geographic Information: The Company’s assets and revenue generating activities are domiciled in the United States.

12. Variable Interest Entities

We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE’s most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE’s purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE’s initial design, and the existence of explicit or implicit financial guarantees. If we are the party with the power over the most significant activities, we meet the “power” criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that all significant decisions require consent of a third-party, we do not meet the “power” criteria of the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE, and our market-making activities related to the variable interests.

As of June 30, 2022 and December 31, 2021, the Company held equity interests in five VIEs — Sunoma, GREP, Emerald, Sapphire, and Central Valley.

GREP has been presented as an equity method investment and the remaining four VIEs Sunoma, Emerald, Sapphire, and Central Valley are consolidated by the Company.

In 2020, the Company acquired a variable interest in Sunoma in a joint venture with a third-party who does not have any equity at risk but participates in proportionate share of income or losses, which may be significant. Additionally, the assets in Sunoma are collateralized under the Sunoma loan, the proceeds of which are used for partial financing of the construction of the facility. Therefore, the significant assets and liabilities of Sunoma are parenthesized in the condensed consolidated balance sheets as of June 30, 2022 and December 31, 2021.

The Company determined that each of these entities are VIEs and in its capacity as a managing member except for Emerald and Sapphire, the Company is the primary beneficiary. The Company is deemed as a primary beneficiary based on two conditions

●	The Company, as a managing member, has the power to order the activities that significantly impact the economic performance of the four entities including establishment of strategic, operating, and capital decisions for each of these entities;

●	The Company has the obligation to absorb the potential losses for the right to receive potential benefits, which could be significant to the VIE;

As a primary beneficiary, the Company consolidates these entities in accordance with the variable interest entity model guidance under ASC 810, Consolidation.

The VIEs, Emerald and Sapphire are organized as 50/50 joint ventures managed by an independent board consisting of four members appointed by the Company and the joint venture partner. The board of managers has sole power and authority to conduct, direct and exercise control over the joint venture’s activities except with respect to certain terms under certain operating agreements. The Company determined that it is the primary beneficiary as a result of its economic exposure and incremental power to direct certain key economic activities of the joint venture and therefore consolidated the VIEs in its condensed consolidated financial statements.

Our variable interests in each of our VIEs arise primarily from our ownership of membership interests, construction commitments, our provision of operating and maintenance services, and our provision of environmental credit processing services to VIEs.

The following table summarizes the major condensed consolidated balance sheet items for consolidated VIEs as of June 30, 2022 and December 31, 2021. The VIE information below is presented on an aggregate basis based on similar risk and reward characteristics and the nature of our involvement with the VIEs, such as:

●	All of the VIEs are RNG facilities and they are reported under the RNG Fuel Supply segment;

●	The nature of our interest in these entities is primarily equity based and therefore carry similar risk and reward characteristics;

The amount of assets that can only be used to settle obligations of the VIEs are parenthesized in the condensed consolidated balance sheets and are included in the asset totals listed in the table below.

	As of June 30, 2022	As of December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$23,864	$1,991
Accounts receivable, net	100	40
Prepaid expenses and other current assets	496	113
Total current assets	24,460	2,144
Property, plant and equipment, net	36,653	27,794
Restricted cash, non-current	1,164	1,163
Total assets	$62,277	$31,101

Liabilities and equity
Current liabilities:
Accounts payable	$217	$544
Accounts payable, related party	939	—
Accrued capital expenses	—	1,722
Sunoma loan - current portion	1,418	756
Accrued expenses and other current liabilities	184	—
Total current liabilities	2,758	3,022
Sunoma loan, net of debt issuance costs	17,469	16,199
Total liabilities	20,227	19,221
Equity
OPAL Fuels LLC equity	24,412	10,692
Non-controlling interest	17,638	1,188
Total equity	42,050	11,880
Total Liabilities and Equity	$62,277	$31,101

13. Redeemable Preferred Units and Equity

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued the 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries.

On November 29, 2021, Mendocino Capital LLC (“NextEra”) subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of June 30, 2022, the Company issued 1,000,000 units for total proceeds of $100,000. The Company incurred issuance costs of $267 in third-party legal fees in the fourth quarter of 2021, which was presented as Deferred financing costs in the condensed consolidated balance sheet as of December 31, 2021. The Company has elected to adjust the carrying value of the preferred units to the redemption value at the end of each reporting period by immediately amortizing the issuance costs in the first reporting period after issuance of the preferred units. Therefore, the Company amortized the $267 to Retained earnings component of Members’ equity as of June 30, 2022.

The following table summarizes the changes in the redeemable preferred units from December 31, 2021 to June 30, 2022:

	Series A-1 Preferred Units		Series A Preferred Units
	Units	Amount	Units	Amount
Balance, December 31, 2021	300,000	$30,210	—	$—
Series A units issued	—	$—	1,000,000	$100,000
Paid-in kind dividends on issued and outstanding units	—	$1,207	—	$1,228
Balance, June 30, 2022	300,000	$31,417	1,000,000	$101,228

14. Net (Loss) Income Per Unit

The Basic loss per unit attributable to members of OPAL Fuels LLC for the six months ended June 30, 2022 and 2021 is computed by dividing the net loss attributable to OPAL Fuels LLC by the weighted-average number of common units outstanding during the period. Diluted net loss for the six months ended June 30, 2022 and 2021 does not include 1,000,000 Series A redeemable preferred units and 300,000 Series A-1 redeemable preferred units because the substantive contingency for conversion has not been met as of June 30, 2022.

	Six Months Ended June 30,
	2022	2021
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375
Weighted average units - Basic	1,000	986
Weighted average units - Diluted	1,000	986
Basic net (loss) income per unit	$(6,745)	$18,636
Diluted net (loss) income per unit	$(6,745)	$18,636

15. Commitments and Contingencies

Letters of Credit

As of June 30, 2022 and December 31, 2021, the Company was required to maintain eight standby letters of credit totaling $9,348 and $9,023, respectively, to support obligations of Company subsidiaries. These letters of credit were issued in favor of a lender, utilities, a governmental agency, and an independent system operator under PPA electrical interconnection agreements, and in place of a debt service reserve. There have been no draws to date on these letters of credit.

Purchase Options

The Company has two contracts with customers to provide CNG for periods of seven and ten years, respectively. The customers have an option to terminate the contracts and purchase the Company’s CNG fueling station at the customers’ sites for a fixed amount that declines annually.

In July 2015, the Company entered into a 10-year fuel sales agreement with a customer that included the construction of a CNG fueling station owned and managed by the Company on the customer’s premises. At the end of the contract term, the customer has an option to purchase the CNG fueling station for a fixed amount. The cost of the CNG fueling station was recorded to Property, plant, and equipment and is being depreciated over the contract term.

Legal Matters

The Company is engaged in a dispute with a municipality relating to the proceeds from a Section 1603 Treasury grant. The municipality has filed a claim for one-half of the proceeds, plus interest. While it is not possible to determine the outcome at this time, the Company could be liable for an amount ranging from $0 to $1,500 in this proceeding.

On June 26, 2020, Richmond Energy LLC (“Richmond”) declared a Force Majeure event under its PPA with Old Dominion Electric Cooperative (“ODEC”), dated as of November 3, 2010. The Force Majeure declaration stated that inspections of its Old Dominion landfill gas-to-electric facility (the “OD Facility”) under a scheduled maintenance outage revealed extensive damage to the engine generator sets. Richmond is currently undertaking significant capital expenditures, in cooperation with the landfill owner, to prepare the OD Facility to restart during calendar year 2022. On January 7, 2022, Richmond received an invoice and associated correspondence from ODEC asserting aggregated liquidated damages under the PPA for calendar years 2020 and 2021, reflecting the cover value of renewable energy certificates that would have been generated in those years, in the amount of $467. Richmond and ODEC entered into a settlement agreement whereby Richmond would pay ODEC the specified damages for calendar years 2020 and 2021, as well as those to be assessed for calendar year 2022 (“Settlement Agreement”). On February 8, 2022, Richmond paid ODEC $467 pursuant to the Settlement Agreement; liquidated damages for calendar year 2022, if any, will be assessed by ODEC during the first quarter of 2023.

The Company is also involved in various claims arising in the normal course of business. Management believes that the outcome of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

16. Subsequent Events

As previously announced, ArcLight Clean Transition Corp. II (“ArcLight” and, after the Domestication as described below, (“New OPAL”), a Cayman Islands exempted company, entered into that certain Business Combination Agreement, dated December 2, 2021 (the “Business Combination Agreement”), by and among ArcLight, Opal Holdco LLC (“OPAL Holdco”), and OPAL Fuels LLC, a Delaware limited liability company (“OPAL Fuels”).

On July 21, 2022 (the “Domestication Date”), ArcLight competed the business combination as contemplated by the Business Combination Agreement. In connection therewith, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the Domestication, (i) each outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ArcLight was automatically converted, on a one-for-one basis, into a Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of ArcLight; (ii) each issued and outstanding Class A ordinary share (including Class A ordinary shares resulting from the conversion of Class B ordinary shares into Class A ordinary shares) was automatically converted, on a one-for-one basis, into a share of New OPAL Class A common stock, par value $0.0001 per share (the “New OPAL Class A common stock”); (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of ArcLight automatically converted into a warrant to acquire one share of New OPAL Class A common stock at an exercise price of $11.50 per share (each a “New OPAL warrant”); and (iv) each issued and outstanding unit of ArcLight that had not been previously separated into the underlying Class A ordinary shares of ArcLight and the underlying warrants of ArcLight upon the request of the holder thereof prior to the Domestication was cancelled and entitled the holder thereof to one share of New OPAL Class A common stock and one-fifth of one New OPAL warrant.

On July 21, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement:

●	OPAL Fuels and its existing members caused OPAL Fuels’ existing limited liability company agreement to be amended and restated and in connection therewith, all of the common units of OPAL Fuels issued and outstanding immediately prior to the closing were re-classified into 144,399,037 Class B common units of OPAL Fuels (collectively, the “OPAL Common Units”);

●	New OPAL contributed to OPAL Fuels $123,363 (representing (x) the amount of cash in the trust account established by ArcLight with the proceeds from its initial public offering as of immediately prior to the Closing, after giving effect to the exercise of redemption rights by any ArcLight shareholders and the set aside of funds in escrow to support a forward purchase agreement (described further below), plus (y) the aggregate cash proceeds received in respect of the PIPE Investment (as defined below);

●	New OPAL contributed to OPAL Fuels, and OPAL Fuels in turn distributed to pre-closing members of OPAL Fuels, 144,399,037 shares of Class D common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class D common stock”) (such shares of New OPAL Class D common stock do not have any economic value but entitle the holder thereof to five votes per share) with the number of such shares of New OPAL Class D common stock equal to the number of OPAL Common Units held by each pre-closing member of OPAL Fuels;

●	New OPAL issued directly to ARCC Beacon LLC, a Delaware limited liability company (“Ares”), 3,059,533 shares of New OPAL Class A common stock; and

●	OPAL Fuels issued to New OPAL 25,171,390 Class A Units of OPAL Fuels (the foregoing transactions being referred to as the “Business Combination”).

In addition, pursuant to subscription agreements entered into with certain investors (the “PIPE Investors”) in connection with the Business Combination (the “PIPE Investment”), concurrently with the closing of the Business Combination (the “Closing”), New OPAL received $105,806 in proceeds from the PIPE Investors, in exchange for which it issued 10,580,600 shares of New OPAL Class A common stock to the PIPE Investors. New OPAL received the remaining $5,000 subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of New OPAL Class A common stock.

Holders of 27,364,124 Class A ordinary shares sold in ArcLight’s initial public offering (the “public shares”) properly exercised their right to have their public shares redeemed for a full pro rata portion of the trust account holding the proceeds from ArcLight’s initial public offering, calculated as of two business days prior to the Closing, which was approximately $10.00 per share, or $274,187 in the aggregate.

Pursuant to a forward share purchase agreement (the “Forward Purchase Agreement”) entered into between ArcLight and Meteora Capital Partners and its affiliates (collectively, “Meteora”), prior to the closing of the Business Combination Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders which had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, resulting in Meteora holding a total of 2,000,000 Class A ordinary shares, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040 in escrow at the closing of the Business Combination to secure its purchase obligations to Meteora under the Forward Purchase Agreement.

After giving effect to the Business Combination, the redemption of public shares as described above, the consummation of the PIPE Investment, and the separation of the former ArcLight units, there are currently (i) 25,671,390 shares of New OPAL Class A common stock issued and outstanding, (ii) 144,399,037 shares of New OPAL Class D common stock issued and outstanding, (iii) no shares of Class B common stock, par value $0.0001 per share, of New OPAL (“New OPAL Class B common stock”) issued and outstanding (shares of New OPAL Class B common stock do not have any economic value but entitle the holder thereof to one vote per share) and (iv) no shares of Class C common stock, par value $0.0001 per share, of New OPAL (“New OPAL Class C common stock”) issued and outstanding (shares of New OPAL Class C common stock entitle the holder thereof to five votes per share).

The New OPAL Class A common stock and New OPAL warrants commenced trading on the Nasdaq under the symbols “OPAL” and “OPALW,” respectively, on July 22, 2022, subject to ongoing review of New OPAL’s satisfaction of all listing criteria following the Business Combination.

As noted above, an aggregate of $274,187 was paid from the trust account to holders that properly exercised their right to have their public shares redeemed, and the remaining balance immediately prior to the Closing of $37,597 remained in the trust account. The remaining amount in the trust account, together with the proceeds from the PIPE Investment, were contributed by New OPAL to OPAL Fuels after the set aside of funds in escrow to support a Forward Purchase Agreement.

On July 19, 2022, Sunoma completed the conversion of the construction loan into a permanent loan and increased the commitment from $20,000 to $23,000.

On July 15, 2022, the Company received a redemption notice from Biotown for the Note receivable and the Company subsequently received $11,555 including the prepayment penalty of $546 and accrued interest.

On August 4, 2022, OPAL Fuels Intermediate Holdco 2 LLC (“OPAL Intermediate Holdco 2”), a wholly-owned subsidiary of the Company, as borrower, together with its direct and indirect subsidiaries, as guarantors, entered into a new senior secured credit facility (the “Credit Agreement”) with Bank of Montreal, as the administration agent, Wilmington Trust, as collateral and depositary agent, and the other lenders a party thereto. The Credit Agreement provides for an approximately two year delayed term loan facility (the “DDTL Facility”) of up to a maximum aggregate principal amount of $100.0 million and Debt Service Reserve facility (the “DSR Facility”) of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of the DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account.

The outstanding borrowings under the Credit Agreement bear interest at the benchmark rate of adjusted Term SOFR plus (i) for the period from closing to the earlier of the date of conversion of the construction loan to a term loan (the “Conversion Date”) or September 30, 2024, a spread of 3.5%, and (ii) thereafter a spread of 3.75%. Accrued interest on amounts outstanding under the DDTL Facility must be paid on the last day of each applicable interest period. The outstanding principal amount of the DDTL Facility is subject to quarterly amortization payments commencing September 30, 2024 equal to 2.5% of the aggregate principal amount of the outstanding term loan balance as of the Conversion Date, subject to adjustment based on certain mandatory prepayments, with the balance due at maturity. The DSR Facility is due at maturity. The Credit Agreement matures on August 4, 2027.